As filed with the Securities and Exchange Commission on September 16, 2025

Registration No. 333-230455

Registration No. 333-271007

Registration No. 333-277541

Registration No. 333-285527

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-230455)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-271007)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-277541)

FORM S-8 REGISTRATION STATEMENT (REGISTRATION NO. 333-285527)

UNDER THE SECURITIES ACT OF 1933

Y-MABS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4619612
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

202 Carnegie Center, Suite 301

Princeton, New Jersey 08540

(Address of principal executive offices, including zip code)

Amended and Restated 2015 Equity Incentive Plan

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full title of each plan)

Robert Duffield

c/o Perseus BidCo US, Inc.

300 Conshohocken State Road, Suite 300

West Conshohocken, Pennsylvania 19428

United States

(Name and address of agent for service)

+1 (856) 981-7737

(Telephone number, including area code, of agent for service)

With copies to:

Sebastian L. Fain, Esq.

Paul K. Humphreys, Esq.

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

+1 (212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Y-mAbs Therapeutics, Inc., a Delaware corporation (the “Registrant”):

•	registration statement on Form S-8 (Registration No. 333-230455) filed with the SEC on March 22, 2019, pertaining to the registration of: (i) 2,799,373 shares of the common stock of the Registrant, $0.0001 par value per share (the “Common Stock”), reserved for issuance upon the exercise of outstanding options granted under the Registrant’s Amended and Restated 2015 Equity Incentive Plan; (ii) 2,122,127 shares of Common Stock reserved for issuance pursuant to the Registrant’s 2018 Equity Incentive Plan (the “2018 EIP”); (iii) 578,500 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2018 EIP; and (iv) 700,000 shares of Common Stock reserved for issuance pursuant to the Registrant’s 2018 Employee Stock Purchase Plan;

•	registration statement on Form S-8 (Registration No. 333-271007) filed with the SEC on March 30, 2023, pertaining to the registration of 8,078,887 shares of Common Stock authorized for issuance pursuant to the Registrant’s 2018 EIP;

•	registration statement on Form S-8 (Registration No. 333-277541) filed with the SEC on February 29, 2024, pertaining to the registration of 1,746,884 shares of Common Stock authorized for issuance pursuant to the Registrant’s 2018 EIP; and

•	registration statement on Form S-8 (Registration No. 333-285527) filed with the SEC on March 4, 2025, pertaining to the registration of 1,799,532 shares of Common Stock authorized for issuance pursuant to the Registrant’s 2018 EIP.

On September 16, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 4, 2025 (the “Merger Agreement”), by and among the Registrant, Perseus BidCo US, Inc., a Delaware corporation (“Parent”), Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”) and, solely for the purposes of Section 5.16 and Article 8 of the Merger Agreement, Stark International Lux, a Luxembourg société à responsabilité limitée, Purchaser merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on September 16, 2025.

Y-MABS THERAPEUTICS, INC.

Date: September 16, 2025	By:	/s/ Vanessa Wolfeler
		Name:	Vanessa Wolfeler
		Title:	President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8, in reliance upon Rule 478 under the Securities Act of 1933, as amended.